Exhibit 10.6

CERO THERAPEUTICS HOLDINGS, INC.

This Amendment and Limited Waiver Agreement (this “Agreement”) is entered into as of August 13, 2025, by CERo Therapeutics Holdings, Inc. (the “Company”) and the investor signatory hereto (the “Holder”).

WHEREAS, reference is hereby made to (i) that certain Securities Purchase Agreement, dated as of April 21, 2025, by and among the Company and the buyers party thereto (as amended on June 25, 2025, the “SPA”), pursuant to which the Company issued and sold to such buyers shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), the terms of which are governed by the Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock (the “Series D COD”), and (ii) that certain Registration Rights Agreement, dated as of April 22, 2025, by and among the Company and the buyers party thereto (the “RRA”, and together with the SPA and the Series D COD, the “Existing Agreements”). Unless otherwise specified by reference to definitions contained in another Transaction Document (as defined in the SPA), capitalized terms used but not defined herein shall have the meaning set forth in the SPA.

WHEREAS, as of the date hereof, all Additional Closings permitted under the SPA have been consummated and all of the shares of Series D Preferred Stock issuable pursuant to the SPA have been issued;

WHEREAS, each of the Company and the Holder acknowledges that it would have been inefficient and impracticable to file the Registration Statement prior to the consummation of such Additional Closings;

WHEREAS, pursuant to the Series D COD the Company’s failure to file the Registration Statement with the SEC on or prior to the date that is ten (10) days after the applicable Filing Deadline (as defined in the RRA) (the “Filing Deadline Failure”) is a Triggering Event (as defined in the Series D COD);

WHEREAS, by mutual agreement of the Company and the Holder, prior to the date hereof, the Company issued shares of Common Stock (the “Existing Series C Conversion Shares”) upon conversion of shares of Series C Preferred Stock at conversion prices below the Conversion Price of the Series D Preferred Stock (the “Existing Series C Conversions”), which each of the Company and Holder acknowledges was mutually beneficial;

WHEREAS, pursuant to (i) Section 10 of the RRA, the Required Holders and the Company may amend the terms of the RRA, which amendment shall be binding on all Investors, and (ii) Section 31(b) of the Series D COD, the Required Holders may consent to waive certain terms of the Series D COD;

WHEREAS, concurrently herewith, the Company has also requested that each other Required Holder, if any, (each, an “Other Holder”, and collectively, the “Other Holders”) enter into consents in form and substance identical to this Agreement except for the payment of the Legal Fee Amount (as defined below) in accordance with Section 7 (each, an “Other Consent”, and collectively, the “Other Consents”); and

WHEREAS, the parties desire to (i) amend the RRA to extend certain deadlines therein and (ii) waive certain provisions of the Series D COD.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Holder and the Company hereby agree as follows:

1. RRA Amendments. The following definitions set forth in the RRA are each hereby amended and restated in its entirety (collectively, the “RRA Amendments”) as follows:

“Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of the (A) October 15, 2025 (or, if such Registration Statement is subject to a full review by the SEC, November 30, 2025 and (B) fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the earlier of the (A) ninetieth (90th) calendar day following the date on which the Company was required to file such additional Registration Statement and (B) fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.

“Filing Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), August 15, 2025 and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the date on which the Company was required to file such additional Registration Statement pursuant to the terms of this Agreement.

2. Application of RRA Amendments to Series D COD. Each of the Holder and the Company hereby acknowledges that the amended definitions contained in the RRA Amendments shall also apply to such definitions, as incorporated by reference from the RRA into the Series D COD.

3. Limited Waivers. The Holder hereby waives (i) Section 5(a)(i) of the Series D COD, in part, solely with respect to the Filing Deadline Failure, such that during the period commencing upon the occurrence of the Filing Deadline Failure through and including the date hereof, no Triggering Event (as defined in the Series D COD) shall be deemed to have occurred or be continuing as a result the Filing Deadline Failure (the “Triggering Event Waiver”), and (ii) Section 8(a) of the Series D COD, in part, solely with respect to the Existing Series C Conversions, such that the Prior Series C Conversion Shares shall be deemed “Excluded Securities” under Section 8(a) (the “Antidilution Waiver”, and together with the Triggering Event Waiver, the “Limited Waivers”).

4. Effective Date. The Holder, in its capacity as a Required Holder, hereby agrees to the RRA Amendments and the Limited Waivers and, upon the Company’s receipt of the Other Consents from each of the Other Holders, if any (the “Effective Date”), this Agreement shall be effective as of the date hereof.

5. Acknowledgments. The Company hereby confirms and agrees that (i) the terms of the Existing Agreements shall continue to be in full force and effect; (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment, modification or waiver of any right, power or remedy of the Holder or of any other term or condition of any Transaction Document except to the extent expressly set forth herein.

6. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7. Fees. The Company shall reimburse Kelley Drye & Warren, LLP (counsel to the lead Holder) in an aggregate non-accountable amount of $10,000.00 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.

8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an email which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

11. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

12. Amendments. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder.

13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

15. Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Consent. Nothing contained herein or in any Other Consent, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Consent and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Consent. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

16. No Material Non-Public Information. Nothing in this Agreement, including, without limitation, the transactions contemplated hereby, constitutes material non-public information. As of the time of execution of this Agreement, the Holder is not in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not been publicly disclosed. In addition, the Company acknowledges and agrees that, as of the time of execution of this Agreement, any and all confidentiality or similar obligations, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Holder shall not have (unless expressly agreed to the Holder after the date hereof in a written definitive and binding agreement executed by the Company and the Holder)(it being understood and agreed that no other holder may bind the Holder with respect thereto), any duty of confidentiality with respect to, or a duty not to trade on the basis of, any material, non-public information regarding the Company or any of its Subsidiaries. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

17. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any provision of law or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

CERo THERAPEUTICS HOLDINGS, INc.

By:	/s/ Andrew Kucharchuk
	Name:	Andrew Kucharchuk
	Title:	Chief Financial Officer

HOLDER:

[NAME]

By:
Name:
Title:

[Signature Page to Amendment and Limited Waiver Agreement of Series D Preferred Terms]